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                                                                    Exhibit 99.1

                         NEWS  from  H. L. LANZET, INC.
                                     12 Hull Street
                                     Oceanside, NY 11572
                                     (212) 888-4570 -- (516) 763-1668
                                     Fax: (212) 888-4569 -- (516) 763-1626

================================================================================
FOR IMMEDIATE RELEASE
CONTACT:   Greg Walling                                  Ron Eilath
           President & CEO                               CFO
           Cabletel Communications                       Cabletel Communications
           (905) 475-1030                                (905) 475-1030


                CABLETEL ANNOUNCES AMENDMENT TO CREDIT AGREEMENT.

MARKHAM, Ontario, November 29, 2002 - Cabletel Communications Corp. (AMEX: TTV;
TSE: TTV), the leading distributor of broadband equipment to the Canadian television and telecommunications industries, announced that it had entered into an amendment to its credit agreement with its senior bank lender to remedy certain previously announced technical violations of the debt service ratio covenant contained in its senior credit facility.

As the company had previously announced, in May, 2002 the Company entered into a new revolving credit facility with its main bank lender. The new CDN $15 million facility, which replaced Cabletel's previous working capital line, has a three-year term and provides for up to a $3 million increase over the maximum availability under Cabletel's prior facility. The new facility contains certain customary covenants, including, among others, certain debt servicing ratios. Also as previously announced, the Company estimated that as of September 30, 2002, as a result of a minor variation from the required debt service ratio, the Company had a technical violation of an applicable covenant. The amendment entered into by the Company resolved those violations with respect to the quarter ended September 30th, 2002.

Cabletel Communications offers a wide variety of products to the Canadian television and telecommunications industries required to construct, build, maintain and upgrade systems. The Company's engineering division offers technical advice and integration support to customers. Stirling Connectors, Cabletel's manufacturing division supplies national and international clients with proprietary products for deployment in cable, DBS and other wireless distribution systems. More information about Cabletel can be found at www.cabletelgroup.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company's filings with the Securities and Exchange Commission.